UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 27, 2008
THERETIREMENTSOLUTION.COM, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-27019	87-0369205
(State or Other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation)		Identification Number)

110 William Street, 22nd Floor, New York, New York 10038
(Address of principal executive offices) (zip code)

(212) 227-2242
(Registrant's telephone number, including area code)

Copies to:
Andrea Cataneo, Esq.
Sichenzia Ross Friedman Ference LLP
1065 Avenue of the Americas
New York, New York 10018
Phone: (212) 930-9700
Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Agreement

On July 2, 2008, TheRetirementSolution.com, Inc. (the “Company”) entered into an agreement with Allied Global Ventures, LLC (“AGV”) pursuant to which AGV will provide the Company with up to $1,000,000 of funding for marketing and advertising campaigns related to the sale of the Company’s investor education products and services. A copy of the agreement is filed herewith as Exhibit 10.1.

Advances of the funds will be evidenced by promissory notes payable to AGV within six months after each respective funding date, together with a 20% premium and will be secured, in the aggregate, for the entire $1 million of funding, by approximately 12 million shares of the Company’s common stock. The notes will be convertible at any time, at the election of AGV, at a price of $0.10 per share.

Item 8.01 Other Events

On July 14, 2008, the Company issued a press release regarding the Marketing Agreement with AGV and its intended use of the funds to be provided to the Company pursuant to that agreement. A copy of the press release is filed herewith as Exhibit 99.1.

Item 9.01 Exhibits.

Exhibit Number	Description
10.1	Marketing Agreement, dated July 2, 2008 with Allied Global Ventures, filed herewith
99.1	Press Release, dated July 14, 2008 regarding funding for marketing expenses, filed herewith

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THERETIREMENTSOLUTION.COM, INC.

Dated: July 14, 2008	By:	/s/ William Kosoff
William Kosoff
Chief Financial Officer